Immediate
          Daniel  J.  Sescleifer
          314/877-7113

                     RALCORP HOLDINGS REPORTS SECOND QUARTER
                           AND SIX-MONTH 2000 EARNINGS

ST. LOUIS, MO, APRIL 27, 2000 Ralcorp Holdings, Inc. today reported net sales and net earnings for the second quarter ended March 31, 2000 of $173.2 million and $10.6 million, respectively, compared to $150.3 million and $10.9 million for the same quarter last year. On an earnings per share basis, the Company reported basic and diluted earnings per share for the current year's second quarter of $.35 and $.34, respectively, matching the figures for last year's second quarter.

For the six-month periods ended March 31, 2000 and 1999, net sales were $378.1 million and $305.2 million, respectively, an increase of $72.9 million, or nearly 24 percent. Net earnings for the current year's first six months improved 5.8 percent to $18.2 million, or $.59 per diluted share, compared to prior year six-month net earnings of $17.2 million, or $.54 per diluted share.

The Company's results were affected by certain non-operating factors. Changes in Ralcorp's stock price resulted in favorable mark-to-market adjustments to the Company's deferred compensation liability. These adjustments yielded pre-tax income of $1.7 million and $1.0 million for the quarter and six months ended March 31, 2000, respectively, compared to pre-tax expense of $.3 million and $1.1 million for the corresponding periods last year. Partially offsetting this effect, equity earnings from the Company's investment in Vail Resorts, Inc. declined to $2.8 million in the second quarter from $4.1 million in last year's second quarter. For the six months ended March 31, 2000, the Company recorded a pre-tax loss from Vail of $1.6 million versus $.1 million of pre-tax equity earnings in the prior year.


NET SALES BY SEGMENT            Three Months Ended    Six Months Ended
(In Millions)                        March 31,            March 31,
-----------------------------    -----------------    -----------------
                                   2000      1999       2000      1999
                                 -------   -------    -------   -------
Ralston Foods                    $  70.0   $  77.3    $ 143.8   $ 150.3
Bremner                             56.2      43.8      116.3      88.3
                                 -------   -------    -------   -------
  CEREALS, CRACKERS & COOKIES      126.2     121.1      260.1     238.6
  SNACK NUTS                        31.4      23.7       86.0      61.1
  MAYONNAISE & DRESSINGS            15.6       5.5       32.0       5.5
                                 -------   -------    -------   -------
    Total Net Sales              $ 173.2   $ 150.3    $ 378.1   $ 305.2
                                 =======   =======    =======   =======


OPERATING PROFIT BY SEGMENT     Three Months Ended    Six Months Ended
(In Millions)                        March 31,            March 31,
-----------------------------    -----------------    -----------------
                                   2000      1999       2000      1999
                                 -------   -------    -------   -------
  CEREALS, CRACKERS & COOKIES    $  14.3   $  14.3    $  30.5   $  27.3
  SNACK NUTS                          .6       1.1        4.5       4.8
  MAYONNAISE & DRESSINGS              .3        .4         .9        .4
                                 -------   -------    -------   -------
    Total Operating Profit       $  15.2   $  15.8    $  35.9   $  32.5
                                 =======   =======    =======   =======

CEREALS,  CRACKERS  &  COOKIES
------------------------------
Second quarter and six-month net sales for the Cereals, Crackers & Cookies segment were up $5.1 million and $21.5 million, respectively, from last year. This increase is due primarily to the additional revenue acquired through the current year purchases of Ripon Foods, Inc. and Cascade Cookie Company, which are operated as part of Bremner, Ralcorp's cracker and cookie division. Ripon Foods, a cookie, sugar wafer and breakfast bar producer, was acquired on October 4, 1999, and Cascade, which produces cookies for in-store bakeries, was acquired on January 31, 2000.

The Company's ready-to-eat and hot cereal division, Ralston Foods, recorded decreased sales for the three-month and six-month periods, principally due to lower volumes. Previously, Company management disclosed that a cereal comanufacturing agreement was terminated effective December 31, 1999. The reduction of volume related to this agreement was a significant factor in the revenue decline at Ralston Foods. In addition, Ralston Foods' ready-to-eat volume declined 7 percent during the three months ended March 31, 2000 as a result of increased competitive trade dealing in the value segment of the category and a year-over-year decline in retailer store brand promotions. The Company's hot cereal volume declined 12 percent in the quarter. Management believes the unusually warm winter weather led to reduced consumption of hot cereal during the period. Moreover, the current period faced difficult comparisons to the prior year quarter when hot cereal volume had increased 23 percent year-over-year. Volume comparisons for the six months ended March 31, 2000 also reflected declines as ready-to-eat cereal volumes fell 1.9 percent from last year compared to a corresponding 1.3 percent increase for the prior year period. Hot cereal volume for the same period was down 6 percent from last year compared to a corresponding 26.6 percent increase for the prior year period.

As previously stated, sales revenue increases at Bremner resulted from the addition of Ripon Foods and Cascade Cookie Company in the current year. Second quarter cracker volumes of the pre-existing Bremner businesses declined 3 percent from the prior year, which management attributes to the aforementioned warm winter weather. Nevertheless, cracker volumes for the six-month period were up 2.4 percent from last year due to strong sales in this year's first fiscal quarter.

From an operating results perspective, the Cereals, Crackers & Cookies segment recorded second quarter operating profit unchanged from the prior year and six-month profit up nearly 12 percent. Bremner operating profit improved in both the quarter and six-month periods primarily due to the Ripon and Cascade acquisitions. Six-month results for Bremner were also benefited by strong first quarter cracker volume gains in the pre-existing Bremner operations and favorable raw material and packaging supply costs.

Ralston Foods second quarter operating profit was negatively impacted by the aforementioned loss of comanufacturing business. The Company previously disclosed that the loss of this comanufacturing agreement could negatively impact diluted earnings per share for the last nine months of fiscal 2000 in the range of $.08 to $.10 per share. Importantly, despite lower volumes in the quarter, Ralston Foods' continuing store brand cereal businesses reported operating profit consistent with the previous year on the strength of improved product mix and lower costs. For the six-month period, Ralston Foods reported improved operating profit with improved product mix and lower costs offsetting the impact of reduced volumes and the reduction of comanufacturing business.

SNACK  NUTS
-----------
Second quarter and six-month net sales for the Snack Nuts segment increased 32 percent and 41 percent, respectively, reflecting incremental business from Southern Roasted Nuts of Georgia, as well as significantly improved organic volumes. Southern Roasted, the Company's third snack nut operation, was acquired in late March 1999.

Despite the improved volumes and net sales, Snack Nuts second quarter operating profit fell $.5 million from last year as the segment continued to be negatively impacted by the high cost of cashews due to a worldwide shortage of this key commodity ingredient. Snack Nuts management anticipates some relief in cashew costs for the Company's third and fourth quarters. In addition, the segment is moving ahead with its plans to consolidate the operations of the three snack nut businesses into two locations at Billerica, MA and Dothan, AL, which management believes will result in increased efficiencies.

MAYONNAISE  &  DRESSINGS
------------------------
The Company's fiscal 2000 second quarter and six-month net sales included $15.6 million and $32.0 million, respectively, from Martin Gillet, a maker of private label mayonnaise and salad dressings. Martin Gillet was acquired at the beginning of March 1999, so prior year net sales included only $5.5 for the corresponding quarter and six-month periods. Operating profit was $.3 million and $.9 million for the second quarter and first six months this year, compared to $.4 million for March 1999.

Cost reduction efforts at Martin Gillet continue and management anticipates that the benefits of these efforts will be realized over the next twelve months.

BUSINESS  SEGMENTS  -  COMBINED
-------------------------------
On a combined EBITDA basis (earnings before interest, taxes, depreciation and amortization) the Company recorded $47.9 million for the six months ended March 31, 2000, excluding the equity earnings from its Vail investment. This represents a 23.5 percent improvement over the "food business" EBITDA in the prior year's first six months of $38.8 million.

Operations in the Snack Nuts segment are somewhat seasonal, with a higher percentage of sales and operating profits expected to be recorded in the first fiscal quarter. In addition, certain aspects of both the Company's cereal and cracker and cookie businesses are also seasonal in nature. It is important to note that operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.

EQUITY  INTEREST  IN  VAIL  RESORTS,  INC.
------------------------------------------
Ralcorp continues to hold an approximate 21.9 percent equity ownership interest in Vail Resorts, Inc. Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts' operating results on a two-month time lag. For the second quarter ended March 31, 2000, this investment resulted in non-cash pre-tax earnings of $2.8 million, compared to $4.1 million for last year's second quarter. Vail Resorts management attributed the decline in earnings for its November through January period to slow millennium period travel patterns across the U.S. and soft pre-Christmas activity caused by poor early season snow conditions.

See the attached schedule and notes for additional information on the quarter and six-month results for both years.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.


                                       ###

                                      RALCORP HOLDINGS, INC.
                                 CONSOLIDATED STATEMENT OF EARNINGS
                                 (in millions except per share data)

                                               Three Months Ended      Six Months Ended
                                                   March 31,              March 31,
                                              -------------------    -------------------
                                                 2000      1999        2000       1999
                                              ---------  --------    --------  ---------
Net Sales                                     $  173.2   $ 150.3     $  378.1  $  305.2
                                              ---------  --------    --------  ---------

Costs and Expenses
  Cost of products sold                          130.9     108.6        286.4     220.6
  Selling, general and administrative             21.0      21.1         46.6      43.4
  Advertising and promotion                        6.0       6.8         12.2      13.3
  Interest expense, net                            1.3        .3          2.4        .3
  Equity in (earnings) loss
    of Vail Resorts, Inc.                         (2.8)     (4.1)         1.6       (.1)
                                              ---------  --------    --------  ---------
                                                 156.4     132.7        349.2     277.5
                                              ---------  --------    --------  ---------

Earnings before Income Taxes                      16.8      17.6         28.9      27.7
Income Taxes                                       6.2       6.7         10.7      10.5
                                              ---------  --------    --------  ---------

Net Earnings                                  $   10.6   $  10.9     $   18.2  $   17.2
                                              =========  ========    ========  =========

Basic Earnings per Share                      $    .35   $   .35     $    .60  $    .55
                                              =========  ========    ========  =========

Diluted Earnings per Share                    $    .34   $   .34     $    .59  $    .54
                                              =========  ========    ========  =========

Weighted Average Shares Outstanding-Basic         30.3      31.1         30.4      31.3

Weighted Average Shares Outstanding-Diluted       30.8      31.8         31.0      31.9

Notes:

1. The weighted average shares outstanding used to compute earnings per share (basic and diluted) for the quarters and six-month periods ended March 31, 2000 and 1999 are based on the weighted average number of shares of Ralcorp common stock outstanding for the periods then ended. In addition, the calculation of diluted earnings per share includes all other common stock equivalents.

2. Earnings per share (basic and diluted) are computed independently for each of the periods presented; therefore, the sum of the earnings per share (basic and diluted) amounts for the quarters may not total the year-to-date.

3. Operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.